CounterPath Reports First Quarter

Fiscal 2009 Financial Results

VANCOUVER, CANADA – September 15, 2008 – CounterPath Corporation (TSX-V: CCV; OTCBB: CPAH), a leading provider of desktop and mobile VoIP software products and solutions, today announced financial and operating results for the first quarter ended July 31, 2008.

Financial and operating highlights for the quarter include:

•	Revenues of $2.6 million for the quarter ended July 31, 2008 compared to $1.2 million for the quarter ended July 31, 2007, an increase of 113%.

•

Launching of the Vonage CompanionTM by Vonage. Powered by CounterPath, the Vonage Companion is a next generation Vonage SoftPhone client that allows the residential or home office user to access their home number from any desktop or laptop PC connected to a high speed Internet connection, enabling them to communicate as if they are at home.

•

Successful Beta deliveries of our Enterprise Mobility Client and Gateway to two of our OEM customers both with commercial launches expected towards the end of the calendar year. The Enterprise Mobility Gateway extends the functionality of an enterprise’s PBX (telephone system) out to a mobile handset such as those offered by RIM (Blackberry™) and Nokia.

•	Completing a multiyear agreement with a tier one European carrier for our multimedia softphone solution, which has now been deployed with more than 15 tier one carriers in Europe and North America.

•	Raising $3.7 million in capital as the first closing under a private placement.

“Overall business activities in the quarter met with management expectations,” stated Donovan Jones President and CEO, CounterPath. “We are also beginning to see customer traction from the acquisitions we made in the mobile space with a number of deployments and paid trials in Europe with major carriers for the Network Convergence Gateway. The company is expecting early market acceptance from the Enterprise Mobility Client and Gateway products with our OEM partners. CounterPath is one of the few vendors worldwide with engineering and product strength across both the desktop and mobile communications software space. We are pleased with the revenue growth of over 100% year over year. We are looking for continued success

CounterPath First Quarter July 31, 2008 Results

from our customers and partners as the market for software-based communications begins to ramp up, evidenced by a significantly increasing deployment of our applications. CounterPath has a clear technology lead in its sector and a strong management team. We continue to take market share away from the smaller vendors. This, added to a growing customer funnel, is allowing the company to attract additional capital to take advantage of market opportunities. We have recently taken $4 million in annualized operating costs out of the consolidated company and will continue to manage our costs in delivering on the operating plan. Overall, I believe the CounterPath business strategy is optimum and I look forward to the coming quarters."

Financial Results

(All amounts in U.S. dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”) unless otherwise specified. Consolidated financial results include the financial results of NewHeights Software Corporation from August 2, 2007 and the financial results for FirstHand Technologies Inc. and BridgePort Networks, Inc., from February 1, 2008)

For the first quarter ended July 31, 2008, revenue was $2.6 million compared to $1.2 million for the quarter ended July 31, 2007. Software revenue for the quarter ended July 31, 2008 was $1.8 million compared to $0.8 million for the previous year. Service revenue for the quarter ended July 31, 2008 was $0.8 million compared to $0.5 million for the quarter ended July 31, 2007.

Operating expenses for the quarter ended July 31, 2008 were $8.3 million compared to $2.3 million for the same period in 2007. Inclusive in operating expenses of $8.3 million were non-cash expenses of $1 million. The increase in operating expenses was primarily due to the addition of cash and non-cash operating expenses related to the acquisition of NewHeights, FirstHand and BridgePort. Operating expenses for the quarter ended July 31, 2008 include a non-cash charge of $0.5 million from amortization of intangible assets acquired from NewHeights, FirstHand and BridgePort and a non-cash $0.5 million stock-based compensation expense. Sales and marketing expenses were $1.5 million for the quarter ended July 31, 2008 compared to $0.5 million for the quarter ended July 31, 2007. For the quarter ended July 31, 2008, research and development expenses were $3.0 million and general and administrative expenses were $2.2 million, compared to $0.8 million and $0.7 million, respectively, for the same quarter last year. Restructuring charges were $0.2 million for the quarter (2007 - $nil) relating to employee rationalization following the acquisitions of FirstHand and BridgePort .

The net loss for the quarter ended July 31, 2008 was $5.9 million, or a loss of $0.23 per share, compared to a net loss of $1.2 million, or a loss of $0.15 per share for the quarter ended July 31, 2007.

At July 31, 2008, the Company had $5.8 million in cash, compared to $6.2 million at April 30, 2008. On July 31, 2008, the Company issued 2,433,439 units at a price of $1.50 (CDN$1.54) per unit for gross proceeds of $3,660,379 (CDN$3,747,497) through a non-brokered private

CounterPath First Quarter July 31, 2008 Results

placement announced on July 30, 2008. Each unit consists of one share of common stock in the capital of CounterPath and one-half of one non-transferable common share purchase warrant. Each whole warrant shall entitle the holder thereof to purchase one share of common stock in the capital of CounterPath for a period of two years commencing from July 31, 2008 at an exercise price of US$2.25 per warrant share. At July 31, 2008, the Company’s working capital was $6.9 million, compared to $7.6 million at April 30, 2008. The shares and warrants are subject to a four-month hold period in Canada expiring on December 1, 2008.

The shares and warrants issued in the private placement were not and will not be registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of United States Securities Act of 1933.

About CounterPath

CounterPath Corporation is a leading provider of innovative desktop and mobile VoIP software products and solutions. The Company’s product suite includes SIP-based softphones, server applications and Fixed Mobile Convergence (FMC) solutions that enable service providers, enterprises and Original Equipment Manufacturers (OEM) to cost-effectively integrate voice, video, presence and Instant Messaging (IM) applications into their VoIP offerings and extend functionality across both fixed and mobile networks.

CounterPath’s customers include some of the world's largest telecommunications service providers and network equipment providers including AT&T, Verizon, BT (British Telecommunications PLC), Deutsche Telekom, Cisco Systems, Mitel and Nortel.

Visit www.counterpath.com.

Forward-Looking Statements

This news release contains "forward-looking statements". Statements in this news release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.

It is important to note that actual outcomes and the Company’s actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (1) the failure to successfully integrate the businesses of CounterPath, FirstHand Technologies and BridgePort Networks, (2) the failure to develop new and innovative products using the Company’s and FirstHand's and BridgePort’s technologies, (3) the Company’s ability to remain competitive as other parties develop and release competitive products, (4) the Company’s ability to retain the employees necessary to continue research and development of current and new products, (5) the success by the Company of the sales of its current and new products, (6) the impact of competitive products on the sales of the Company’s products, (7) the impact of technology changes on the Company’s products and on the VoIP industry, (8) the compatibility of the Company’s products with new computer operating systems, (9) the rate of adoption by service providers and the general public of VoIP as a replacement for regular and cellular phone service, (10) general economic conditions as they affect CounterPath and its prospective customers, (11) the ability of the Company to control costs operating, general

CounterPath First Quarter July 31, 2008 Results

administrative and other expenses, and (12) insufficient investor interest in the Company’s securities which may impact on the Company’s ability to raise additional financing as required. Readers should also refer to the risk disclosures outlined in the Company’s quarterly reports on Form 10-QSB and Form 10-Q, annual reports on Form 10-KSB and the Company’s other disclosure documents filed from time-to-time with the Securities and Exchange Commission.

Disclaimer: The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

Contact:

David Karp

Chief Financial Officer

CounterPath Corporation

+1.604.320.3344 ext 1114

ir@counterpath.com

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(TABLES TO FOLLOW)

CounterPath First Quarter July 31, 2008 Results

COUNTERPATH CORPORATION

(Formerly CounterPath Solutions, Inc.)

CONDENSED INTERIM CONSOLIDATED BALANCE SHEETS

(Stated in U.S. Dollars)

	July 31,	April 30,
	2008	2008
Assets	(Unaudited)
Current assets:
Cash	$5,769,185	$6,223,613
Accounts receivable (net of allowance for doubtful accounts of $537,050 and $407,050, respectively)	6,123,630	5,409,658
Investment tax credits recoverable	–	1,061,133
Prepaid expenses and deposits	535,048	646,679
Total current assets	12,427,863	13,341,083

Deposits	165,775	103,017
Equipment	504,798	736,854
Intangible assets (net of accumulated amortization of $1,909,838 and $1,364,365)	7,853,480	8,534,666
Goodwill	8,586,228	8,674,990
Other assets	103,839	177,749
Total Assets	$29,641,983	$31,568,359

Liabilities and Stockholders’ Equity (Capital Deficit)
Current liabilities:
Accounts payable and accrued liabilities	$4,041,904	$4,529,201
Unearned revenue	1,228,076	936,343
Customer deposits	70,834	85,283
Warranty accrual	150,330	144,347
Total current liabilities	5,491,144	5,695,174

Deferred Lease Inducements	73,977	97,734
Unrecognized tax benefit	98,575	98,575
Total liabilities	5,663,696	5,891,483

Stockholders’ equity (capital deficit):
Preferred stock, $0.001 par value
Authorized: 100,000,000
Issued and outstanding: July 31, 2008 – 1; April 30, 2007 – Nil	–	–
Common stock, $0.001 par value
Authorized: 83,076,900
Issued and outstanding:
July 31, 2008 – 28,355,236; April 30, 2007 – 7,588,197	28,355	25,921
Additional paid-in capital	47,533,178	43,398,849
Accumulated deficit	(24,335,285)	(18,479,483)
Accumulated other comprehensive income (loss) – currency translation adjustment	752,039	731,589
Total stockholders’ equity	23,978,287	25,676,876
Liabilities and Stockholders’ Equity	$29,641,983	$31,568,359

CounterPath First Quarter July 31, 2008 Results

COUNTERPATH CORPORATION

(Formerly CounterPath Solutions, Inc.)

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Stated in U.S. Dollars)

(Unaudited)

	Three Months Ended July 31,
	2008	2007
Revenue:
Software	$1,848,305	$769,008
Service	764,455	457,783
Total revenue	2,612,760	1,226,791
Operating expenses:
Cost of sales (includes depreciation of $21,484 and $38,541 and amortization of intangible assets of $545,473 and $nil)	1,377,843	361,158
Sales and marketing	1,481,951	454,883
Research and development	3,017,412	766,468
General and administrative	2,228,127	724,527
Restructuring costs	190,961	–
Total operating expenses	8,296,294	2,307,036
Loss from operations	(5,683,534)	(1,080,245)
Interest and other income (expense), net
Interest income	18,068	15,524
Interest expense	(7,295)	(140,576)
Foreign exchange loss	(183,041)	–
Net loss for the period	(5,855,802)	(1,205,297)
Other comprehensive income (loss):
Foreign currency translation adjustments	20,450	(5,940)
Comprehensive loss	$(5,835,352)	$(1,211,237)
Net loss per share:
Basic and diluted	$(0.23)	$(0.15)

Weighted average common shares outstanding:	25,948,247	7,588,197